Exhibit 10.3

PROMISSORY NOTE

$2,000,000.00	June 2, 2005
Newark, New Jersey

FOR VALUE RECEIVED, IFT CORPORATION, a Delaware corporation and RICHARD KURTZ jointly and severally, (“Borrower”), jointly and severally, hereby promises to pay to the order of WACHOVIA BANK, NATIONAL ASSOCIATION (“Bank”), at its offices at 190 River Road, Summit, New Jersey 07901, or such other place as Bank shall designate in writing from time to time, the principal sum of TWO MILLION DOLLARS (“2,000,000.00”) (the “Loan”) or such sum(s) as may be advanced from time to time (each an “Advance” and together the “Advances”), together with interest thereon as hereinafter provided.

1.   ADVANCES.

1.1      No Obligation. Borrower acknowledges and agrees that Bank shall have no obligation to make any advances hereunder and that Advances, if any, may or may not be made hereunder in Bank’s sole and absolute discretion. Borrower hereby waives any rights that it may have arising out of any past or present agreement or representation that would require Bank to make any such Advances. This Note shall not be deemed to be a commitment or agreement by Bank to make any advances at any time, and is being executed and delivered by Borrower solely to set forth certain terms and conditions in the event Bank determines, in its sole and absolute discretion, to make any Advances hereunder.

1.2      Record of Advances. Bank may enter in its business records the amount and payment terms of each advance made hereunder. Bank’s records of each such Advance shall, in the absence of manifest error, be conclusively binding upon Borrower. In the event Bank provides confirmation of the terms of any Advance to Borrower, borrower agrees that unless Bank receives a written notification of exception to such statement or notice within ten (10) calendar days after such confirmation is mailed to Borrower, the confirmation shall be deemed an account stated, correct, acceptable and conclusively binding upon Borrower.

1.3      Advance Procedures. Each request for an Advance shall be in writing and shall be accompanied by a Notice of Borrowing Under Note in the form attached hereto as Exhibit A. Each Advance hereunder shall be made by crediting the Borrower’s account number: (on file) (“the Account”) at Bank. All Advances made by crediting the Account shall be conclusively presumed to have been properly authorized by Borrower. Requests for Advances to be made by any means other than crediting the Account shall be made in writing by Borrower to Bank.

2.   INTEREST RATE. Interest shall be charged on the outstanding principal balance from the date hereof until the full amount of principal due hereunder has been paid at a rate equal to 1-month LIBOR plus TWO AND ONE QUARTER percent (2.25%) per annum (“LIBOR-Based Rate”), as determined by Bank prior to the commencement of each Interest Period. Interest shall be calculated daily on the basis of the actual number of days elapsed over a 360 day year. The LIBOR-Based Rte shall remain in effect, subject to the provisions hereof, from and including the first day of the Interest Period to and excluding the last day of the Interest Period for which it is determined.

“LIBOR” means, with respect to each day during each Interest Period, the rate for U.S. dollar deposits of one month maturity as reported on Telerate page 3750 as of 11:00 a.m., London time, on the second London business day before the relevant Interest Period begins (or if not so reported, then as determined by the Bank from another recognized source or interbank quotation.

“Interest Period” means, initially, the period commencing on (and including) the date hereof and ending on (but excluding) the first Payment Date (as hereinafter defined), and thereafter, each period commencing on (and including) the last day of the immediately preceding interest Period and ending on (but excluding) the next Payment Date, provided,(i) any Interest Period that would otherwise end on (but exclude a day which is not a New York business day shall be extended to the next succeeding New York business day, unless such extension would carry such Interest Period into the next month, in which event such Interest Period shall end on (but exclude) the preceding New York business day; (ii) any Interest Period that ends in a month for which there is no day which numerically corresponds to the Payment date shall end on (but exclude) the last New York business day of such month, and (iii) any Interest Period that would otherwise extend the past Maturity date shall end on (but exclude) the Maturity Date.

3.   PAYMENT OF PRINCIPAL AND INTEREST. Interest in the initial Advance from the date hereof through May 31, 2005, shall be due and payable upon execution hereof. Thereafter, all accrued and unpaid interest on the outstanding principal balance shall be due and payable on the first day of each month beginning on July 1, 2005 (each, a “Payment Date”). The entire unpaid principal amount hereof, together with accrued and unpaid interest thereon and all other amounts payable hereunder shall be due and payable on June 1, 2006 (the “Maturity Date”).

4.   APPLICATION OF PAYMENTS. Except as otherwise specified herein, each payment or prepayment, if any, made under this Note shall be applied to pay late charges, accrued and unpaid interest, principal, escrows (if any), and any other fees, costs and expenses which Borrower is obligated to pay under this Note, in such order as Bank may elect from time to time in its sole discretion.

5.   TENDER OF PAYMENT. All payments on this Note are payable on or before 2:00 p.m. on the due date thereof, at the office of the Bank specified above and shall be credited on the date the funds become available lawful money of the United States. All sums payable to Bank which are due on a day on which Bank is not open for business shall be paid on the next succeeding business day and such extended time shall be included in the computation of interest.

6.   LATE CHARGE. In the event that any installment of principal or interest required to be made under this Note shall not be received by Bank on or before its due date, Borrower shall pay to Bank, on demand, a late charge of five percent (5%) of such delinquent payment. The foregoing right is in addition to, and not in limitation of, any other rights which Bank may have upon Borrower’s failure to make timely payment of any amount due hereunder.

7.   PREPAYMENTS.

7.1      Voluntary Prepayment. The Loan may be prepaid, in whole or in part, at any time and from time to time without premium or penalty.

7.2      Mandatory Prepayment. Upon receipt of cash proceeds from any capital contribution or any sale of issuance of IFT Corporation equity, the Net Equity Proceeds thereof shall be paid to Bank and applied in accordance with Section 4. “Net Equity Proceeds” shall mean, with respect to each issuance or sale of any equity or any capital contribution, the cash proceeds (net of reasonable costs associated therewith) received from the sale or issuance of equity or capital contribution.

8.   SECURITY FOR THE NOTE. Borrower hereby grants to Bank a continuing security interest in all property of Borrower now or hereafter in the possession of Bank, as security for the payment of this Note and any other liabilities of Borrower to Bank, which security interest shall be enforceable and subject to all the provisions of this Note, as if such property were specifically pledged hereunder.

9.   DEFAULT RATE. From and after the Maturity Date or from and after the occurrence of an Event of Default hereunder, irrespective of any declaration of maturity, all amounts remaining unpaid or thereafter accruing hereunder, shall, at Bank’s option, bear interest at a default rate of four percent (4%) per annum above the interest rate then in effect as set forth herein (the “Default Rate”), or the highest permissible rate under applicable usury law, whichever is less. Such default rate of interest shall be payable upon demand, but in no event later than when scheduled interest payments are due, and shall also be charged on the amounts owed by Borrower to Bank pursuant to any judgments entered in favor of Bank with respect to this Note.

10.         REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to Bank as follows:

10.1    Organization, Powers. Each Borrower (i) is (a) an adult individual and is sui juris, or (b) a corporation, general partnership, limited partnership, limited liability company (as indicated below), duly organized, validly existing and in good standing under the laws of the state or its organization, and is authorized to do business in each other jurisdiction wherein its ownership of property or conduct of business legally requires such authorization; (ii) has the power and authority to own its properties and assets and to carry on its business as now being conducted and as now contemplated; and (iii) has the power and authority to execute, deliver and perform, and by all necessary action has authorized the execution and delivery and performance of, all of its obligations hereunder.

10.2    Execution. This Note has been duly executed and delivered by Borrower. Execution, delivery and performance hereof will not: (i) violate any of Borrower’s organizational documents, provision of law, order of any court, agency or other instrumentality of government, or any provision of any indenture, agreement or other instrument to which it is a party or by which it or any of its properties is bound; (ii) result in the creation or imposition of any lien, charge or encumbrance of any nature, other than the liens created hereby; and (iii) require any authorization, consent, approval, license, exemption of, or filing or registration with, any court or governmental authority.

10.3    Obligations of Borrower. This Note is the legal, valid and binding obligation of Borrower, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws or equitable principles relating to or affecting the enforcement of creditors’ rights generally. Borrower is obtaining the Loan for commercial purposes.

10.4    Litigation. There is no action, suit or proceeding at law or in equity or by or before any governmental authority, agency or other instrumentality now pending or, to the knowledge of Borrower, threatened against or affecting Borrower or any of its properties or rights which, if adversely determined, would mentally impair or affect: (i) the value of any collateral securing this Note; (ii) Borrower’s right to carry on its business substantially as now conducted (and as now contemplated); (iii) its financial condition; or (iv) its capacity to consummate and perform its obligations hereunder.

10.5    No Defaults. Borrower is not in default in the performance, observance or fulfillment of any of the obligation, covenants or conditions contained herein or in any material agreement or instrument to which it is a party or by which it or any of its properties is bound.

10.6    No Untrue Statements. Neither this Note nor any other document, certificate or statement furnished to Bank by or on behalf of Borrower contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. Borrower acknowledges that all such statements, representations and warranties shall be deemed to have been relied upon by Bank as an inducement to make the Loan to Borrower.

11.   COVENANTS.

11.1    Minimum Tangible Net Worth. Borrower shall maintain, at all times throughout the term of the Loan (which covenant shall be tested annually at the time of submission of the financial statements described below), a minimum Tangible Net Worth of at least $100,000,000. “Tangible Net Worth” means, at any date, (i) the aggregate amount at which all assets of Borrower would be shown on a balance sheet at such date after deducting all assets properly classified as intangible assets (including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks and brand names), less (ii) the aggregate amount of indebtedness, liabilities and reserves of Borrower, excluding debt fully subordinated to Bank on terms and conditions acceptable to Bank.

11.2    Minimum Liquid Assets. Borrower shall maintain, at all times throughout the term of the Loan (which covenant shall be tested at the end of each calendar quarter), minimum Liquid Assets of at least $4,000,000. “Liquid Assets” means (i) cash and cash equivalents; (ii) state and municipal obligations; (iii) marketable securities having a share price of not less than $10.00 and an average daily volume of not less than 1,000,000 shares traded on the NYSE, AMEX or NASDAQ; (iv) deferred annuities, and (v) vested interests in profit sharing plans.

11.3    Minimum Portfolio Net Operating Income. Borrower shall maintain Portfolio Operating Income of not less than $25,000,000, measured annually. “Net Operating Income” means all income from an income-producing real estate entity minus cash operating expenses (excluding depreciation, amortization and mortgage debt interest expense). “Portfolio” means all income-producing real estate entities in which Mr. Kurtz maintains a financial interest.

11.4    Minimum Net Cash Flow to Borrower. Borrower shall maintain Net Cash Flow to Borrower of not less than $4,500,000, measured annually. “Net Cash Flow to Borrower” means the sum of the products of Net Cash Flow for each income-producing real estate entity for the period in question less all bank debt service requirements for the same period.

11.5    Operating Accounts. Borrower shall maintain its primary operating accounts at Bank.

11.6    Financial Statements; Compliance Certificate.

(a)    Borrower shall furnish to Bank the following financial information, in each instance prepared in accordance with generally accepted accounting principles consistently applied:

(i)   Not later than thirty (30) days after the end of each calendar year, annual financial statements of Borrower including, without limitation, statements of financial condition, income and cash flows, a reconciliation of net worth, a listing of all contingent liabilities. notes to financial statements and any other information requested by Bank, prepared on a compilation basis by a certified public accountant acceptable to Bank.

(ii)          Not later than thirty (30) days after filing with the Internal Revenue Service, a true and compete copy of the federal tax returns, including all schedules, of Borrower.

(iii)         Such information respecting the operations of Borrower as Bank may from time to time reasonably request.

(b)    Borrower shall furnish to Bank a compliance certificate within fifteen (15) days after the end of each calendar quarter, signed by Borrower’s chief financial officer and any individual Borrower, certifying: (i) that all representations and warranties of Borrower set forth in this Note or any other document provided to Bank remain true and correct as of the date of such compliance certificate; (ii) the specific Liquid Assets of Borrower in compliance with Section 11.2; (iii) that none of the covenants of Borrower contained herein has been breached; and (iv) to its knowledge, no event has occurred which constitutes an Event of Default (or which, with the giving of notice or the passage of time, or both, would constitute an Event of Default) hereunder. In addition, Borrower shall promptly notify Bank of the occurrence of any default, Event of Default, adverse litigation or material adverse litigation or material adverse change in its financial condition.

11.7    Indemnification.

(a)    Borrower hereby indemnifies and agrees to defend and hold harmless Bank, its officers, employees and agents, from and against any and all losses, damages, or liabilities and from any suits, claims or demands, including reasonable attorneys’ fees incurred in investigating or defending such claim, suffered by any of them and caused by, arising out of, or in any way connected with the Loan (unless determined by a final judgment of a court of competent jurisdiction to have been caused solely by the gross negligence or willful misconduct of any of the indemnified parties) including, without limitation, any untrue statement of a material fact contained in information submitted to Bank by Borrower or the omission of any material fact necessary to be stated therein in order to make such statement not misleading or incomplete; or the failure of Borrower to perform any obligations herein required to be performed by Borrower.

(b)    In case any action shall be brought against Bank, its officers, employers, employees or agents, in respect to which indemnity may be sought against Borrower, Bank or other such party shall promptly notify Borrower and Borrower shall assume the defense thereof, including the employment of counsel selected by Borrower and satisfactory to Bank, the payment of all costs and expenses and the right to negotiate and consent to settlement. Bank shall have the right, at its sole option, to employ separate counsel in any such action and to participate in the defense thereof, all at Borrower’s sole cost and expense. Borrower shall not be liable for any settlement of any such action effected without its consent (unless Borrower fails to defend such claim), but if settled with Borrower’s consent, or there be a final judgment for the claimant in any such action, Borrower agrees to indemnify and hold harmless Bank from and against any loss or liability by reason of such settlement or judgment.

(c)    The provisions of this Section shall survive the repayment or other satisfaction of the Liabilities.

11.8    Private Offering. Any private placement of debt and/or equity securities to IFT Corporation shall disclose the co-borrower status of the Loan. Any disclosure or offering statement in connection therewith shall be subject to Bank’s review and approval.

12.   EVENTS OF DEFAULT. Each of the following shall constitute an event of default hereunder (an “Event of Default”): (a) the failure of Borrower to pay any amount of principal or interest hereunder when due and payable; (b) the filing by or against Borrower of a petition seeking relief, or the granting of relief, under the Federal Bankruptcy Code or any similar federal or state statute; any assignment for the benefit of creditors made by Borrower, or the appointment of a custodian, receiver, liquidator or trustee for Borrower or for any of the property of Borrower, or any action by Borrower to effect any of the foregoing, or if Borrower becomes insolvent (however defined) or is not paying its debts generally as they become due; (c) the occurrence of any other default in any term, covenant or condition hereunder.

13.   REMEDIES. If an Event of Default exists, Bank may exercise any right, power or remedy permitted by law or as set forth herein, including, without limitation, the right to declare the entire unpaid principal amount and all interest accrued hereon to be, and such principal, interest and other sums shall thereupon become, immediately due and payable.

14.   MISCELLANEOUS.

14.1    Disclosure of Financial Information. Bank is hereby authorized to disclose any financial or other information about Borrower to any regulatory body or agency having jurisdiction over Bank and to any present, future or prospective participant or successor in interest in any loan or other financial accommodation made by Bank to Borrower. The information provided may include, without limitation, amounts, terms, balances, payment history, return item history and any financial or other information about Borrower.

14.2    Integration. This Note constitutes the sole agreement of the parties with respect to the transaction contemplated hereby and supersede all oral negotiations and prior writings with respect thereto.

14.3    Attorney’s Fees and Expenses. If Bank retains the services of counsel by reason of a claim of a default or an Event of Default hereunder or on account of any matter involving this Note or the Loan, all costs of suit and all reasonable attorney’s fees and such other reasonable expenses so incurred by Bank shall be paid by Borrower, on demand, and shall be deemed part of the obligations evidenced hereby.

14.4    No Implied Waiver. Bank shall not be deemed to have modified or waived any of its rights or remedies hereunder unless such modification or waiver is in writing and signed by Bank, and then only to the extent specifically set forth herein. A waiver in one event shall not be construed as continuing or as a waiver of or bar to such right or remedy in a subsequent event. After any acceleration of, or the entry of any judgment on, this Note, the acceptance by Bank of any payments by or on behalf of Borrower on account of the indebtedness evidenced by this Note shall not cure or be deemed to cure any Event of default or reinstate or be deemed to reinstate the terms of this Note absent an express written agreement duly executed by Bank and Borrower.

14.5    Waiver. Borrower, jointly and severally, waives demand, notice, presentment, protest, demand for payment, notice of dishonor, notice of protest and diligence of collection of this Note. Borrower consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Bank with respect to the payment or other provisions of this Note, and to the release of any collateral, with or without substitution. Borrower agrees that makers, endorsers, guarantors and sureties may be added or released without notice and without affecting Borrower’s liability hereunder. The liability of Borrower shall not be affected by the failure of Bank to perfect or otherwise obtain or maintain the priority or validity of any security interest in any collateral. The liability of Borrower shall be absolute and unconditional and without regard to the liability of any other party hereto.

14.6    No Usurious Amounts. Anything herein contained to the contrary notwithstanding, Borrower does not agree and shall not be obligated to pay interest hereunder at a rate which is in excess of the maximum rate permitted by law. If by the terms of this Note, Borrower is at any time required to pay interest at a rate in excess of such maximum legal rate and the portion of all prior interest payments in excess of such maximum legal rate shall be applied to and shall be deemed to have been payments in reduction of the outstanding principal balance. Borrower agrees that in determining whether or not any interest payable under this Note exceeds the highest rate permitted by law, any non-principal payment, including without limitation, late charges, shall be deemed to the extent permitted by law to be an expense, fee or premium rather than interest.

14.7    Partial Invalidity. The invalidity or unenforceability of any one or more of the provisions of this Note shall not render any other provision invalid or unenforceable. In lieu of any invalid or unenforceable provision, there shall be added automatically a valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.

14.8    Binding Effect. The covenants, conditions, waivers, releases and agreements contained in this Note shall bind, and the benefits thereto shall inure to, the parties hereto and their respective heirs, executors, administrators, successors and assigns; provided, however, that this Note cannot be assigned by Borrower without the prior written consent of Bank, and any such assignment or attempted assignment by Borrower shall be void and of no effect with respect to Bank.

14.9    Modifications. This Note may not be supplemented, extended, modified or terminated except by an agreement in writing signed by the party against whom enforcement of any such waiver, change, modification or discharge is sought.

14.10          Sales or Participations. Bank may from time to time pledge, sell or assign, in whole or in part, or grant participations in, the Loan, this Note and/or the obligations evidenced thereby. The holder of any such sale, assignment or participation, if the applicable agreement between Bank; and such holder so provides shall be (a) entitled to all of the rights, obligations and benefits of Bank; and (b) deemed to hold and may exercise the rights of setoff or banker’s lien with respect to any and all obligations of such holder to Borrower, in each case as fully as though Borrower were directly indebted to such holder. Bank may in its discretion give notice to Borrower of such sale, assignment or participation’ however, the failure to give such notice shall not affect any of Bank’s or such holder’s rights hereunder.

14.11          Jurisdiction. Borrower irrevocably appoints each and every owner, partner and/or officer of Borrower as its attorneys upon whom may be served, by regular or certified mail at the address set forth below, any notice, process or pleading in any action or proceeding against it arising out of or in connection with this Note or the Loan; and Borrower hereby consents that any action or proceeding against it be commenced and maintained in any court within the State of New Jersey by service of process on any such owner, partner and/or officer; and Borrower agrees that the courts of such State shall have jurisdiction with respect to the subject matter hereof and the person of Borrower and all collateral securing the obligations of Borrower. Borrower agrees not to assert any defense to any action or proceeding initiated by Bank based upon improper venue or inconvenient forum.

14.12          Notices. All notices and communications under this Note shall be in writing and shall be given by either (a) hand delivery, (b) first class mail (postage prepaid), or (c) reliable overnight commercial courier (charges prepaid), to the following addresses:

If to Bank:	If to Borrower:
Wachovia Bank, National Association	IFT Corporation
190 River Road	718 South Military Trail
Summit, New Jersey 07901	Deerfield Beach, FL 33442
Attn: Brian C. Hill	Michael T. Adams, CEO

With a copy to:
McCarter and English LLP	Richard J. Kurtz
Four Gateway Center	c/o Kamson Corporation
100 Mulberry Street	270 Sylvan Avenue
Newark, New Jersey 07101	Englewood Cliffs, NJ 07632
Attn: Edward J. Butler, Jr., Esq.

Notice shall be deemed to have been given and received (i) if my hand delivery, upon delivery; (ii) if by mail, three (3) calendar days after the date first deposited in the United States mail and (iii) if by overnight courier, on the date scheduled for delivery. A party may change its address by giving written notice to the other party as specified herein.

14.13          Governing Law. This Note shall be governed by and construed in accordance with the substantive laws of the State of New Jersey without reference to conflict of laws principles.

14.14          Joint and Several Liability. If Borrower consists of more than one person or entity, the word “Borrower” shall mean each of them and their liability shall be joint and several.

14.15          Continuing Enforcement. If, after receipt of any payment of all or any part of this Note, Bank is compelled or agrees, for settlement purposes, to surrender such payment to any person or entity for any reason (including, without limitation, a determination that such payment is void or voidable as a preference or fraudulent conveyance, any impermissible setoff, or a diversion of trust funds), then this Note shall continue in force and effect or be reinstated, as the case may be, and Borrower shall be liable for and shall indemnify, defend and hold harmless Bank with respect to, the full amount so surrendered. The provisions of this Section shall survive the cancellation or termination of this Note and shall remain effective notwithstanding the payment of the obligations evidenced hereby, the release of any security interest, lien or encumbrance securing the Note or any other action which Bank may have taken in reliance upon its receipt of such payment. Any cancellation, release or other such action shall be deemed to have been conditioned upon any payment of the obligations evidenced hereby having become final and irrevocable.

14.16         Arbitration. Upon demand of either Borrower or Bank, whether made before or after institution of any judicial proceeding, any claim or controversy arising out of or relating to the Loan (a “Dispute”) shall be resolved by binding arbitration conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”) and the Federal Arbitration Act. Disputes may include, without limitation, tort claims, counterclaims, a dispute as to whether a matter is subject to arbitration, claims brought as class actions, or claims arising from documents executed in the future. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to swap agreements. Special Rules. All arbitration hearings shall be conducted in the city named in the address of Bank first stated above. A hearing shall begin within ninety (90) days of demand for arbitration and all hearings shall conclude within 120 days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of 60 days. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.00. Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The parties do not waive applicable Federal or state substantive law except as provided herein. Preservation and Limitation of Remedies. Notwithstanding the preceding binding arbitration provisions, Borrower and Bank agree to preserve, without diminution, certain remedies that any party may exercise before or after an arbitration proceeding is brought. The parties shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale or under applicable law by judicial foreclosure including a proceedings to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment. attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession by confession of judgment. Any claim or controversy with regard to any party’s entitlement to such remedies is a Dispute.

14.17          Waiver of Jury Trial. BORROWER AND BANK AGREE THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY SUIT, ACTION OR PROCEEDING, WHETHER CLAIM OR COUNTERCLAIM, BROUGHT BY BANK OR BORROWER ON OR WITH RESPECT TO THIS NOTE, THE LOAN OR THE DEALINGS OF THE PARTIES WITH RESPECT TO THIS NOTE, THE LOAN OR THE DEALINGS OF THE PARTIES WITH RESPECT HERETO OR THERETO, SHALL BE TRIED ONLY BY A COURT AND NOT BY A JURY. BANK AND BORROWER EACH HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND INTELLIGENTLY, AND WITH THE ADVICE OF THEIR RESPECTIVE COUNSEL, WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING. FURTHER, BORROWER WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY SPECIAL, EXEMPLARY, PUNITIVE, CONSEQUENTIAL OR OTHER DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. BORROWER ACKNOWLEDGES AND AGREES THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS NOTE AND THAT BANK WOULD NOT EXTEND CREDIT TO BORROWER IF THE WAIVERS SET FORTH IN THIS SECTION WERE NOT A PART OF THIS NOTE.

IN WITNESS WHEREOF, Borrower, intending to be legally bound, has duly executed and delivered this Note as of the day and year first above written.

IFT CORPORATION

WITNESS

Anne T. Hicks	By:	/s/ Michael T. Adams, CEO
Name:	Name: Michael T. Adams
Title: Chief Executive Officer

Krystin Wahl	/s/ Richard Kurtz
Name:	Richard Kurtz, Individually

EXHIBIT A

NOTICE OF BORROWING UNDER NOTE

The Borrower, as that term is used in the Promissory Note dated June __, 2005 (the “Note”), hereby notifies the Bank that it requires a borrowing (“Borrowing”) in the amount of $_______________________ or confirms to the Bank the prior oral request for the Borrowing under the Note, as amended, if amended. The Borrowing has been or will be deposited into Account #______________________, an account opened in the name of the Borrower

To induce the Bank to fund the Borrowing, the Borrower and Guarantor(s) of the Borrower’s obligations to the Bank, if such exist, hereby affirms or affirm the following:

•	The representations and warranties of the Borrower and Guarantor(s) as contained in the Note, Guaranty(s) and other Loan Documents continue to be correct.

•	No Event of Default, as defined in the Note, has occurred and is continuing.

•	No adverse change has occurred in the Borrower’s financial or general condition since the Note’s date;

•	The Borrower and Co-Borrower are in compliance with all of the covenants set forth in the Loan Documents; and

•	The Note and any ancillary Loan Documents remain in full force and effect.

This notification is made on the _____ day of _______________ in the year ________.

BORROWER:

By:
Richard J. Kurtz, Individually

IFT Corporation

By:
Michael T. Adams
Chief Executive Officer

Acknowledged and Accepted:

Wachovia Bank, N.A.